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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


                  AGREEMENT, made as of May 27, 1998, by and between Regal Cinemas, Inc., a Tennessee corporation (the "Company"), and Michael L. Campbell ("Executive").

                                    RECITALS

                  In order to induce Executive to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

                  Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

                  It is therefore hereby agreed by and between the parties as follows:

                  1. Employment.

                  1.1 Subject to the terms and conditions of this Agreement, the Company (or the company existing after the integration, if any, of the Company and Act III Cinemas, Inc. ("Act III")) agrees to employ Executive during the term hereof as its Chief Executive Officer and Chairman of the Board of Directors. In his capacity as the Chief Executive Officer of the Company, Executive shall report to the Board of Directors of the Company (the "Board") and shall have the powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of the Company, as it exists from time to time, as are assigned by the Board consistent with the position of Chief Executive Officer.






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                  1.2 Subject to the terms and conditions of this Agreement,
Executive hereby agrees to be employed as the Chief Executive Officer and Chairman of the Board of the Company (or the company existing after the integration, if any, of the Company and Act III) and agrees to devote such working time and efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith so that such performance shall be his primary business activity. Executive shall perform such duties and exercise such powers with respect to the activities of the Company, commensurate with his positions, as the Chief Executive Officer and Chairman of the Board of the Company as the Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Board may reasonably from time to time impose. Executive will be responsible for the selection of the members of the Company's management team, subject to the good faith approval of the Board.

                  1.3 Nothing in this Agreement shall preclude Executive from serving on boards of directors of other companies and participating in charitable or community activities that do not substantially interfere with his duties and responsibilities hereunder or conflict with the interest of the Company.

                  1.4 Headquarters of the Company will be in Knoxville, TN, or any other reasonable location acceptable to the Executive.

                  2. Term of Employment. Executive's term of employment under this Agreement shall commence as of the date hereof, and, subject to the terms hereof, shall terminate (the "Termination Date") on the earlier of (i) May 27, 2001, or (ii) termination of





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Executive's employment pursuant to this Agreement; provided, however, that any termination of employment by Executive (other than for death or Permanent Disability) may only be made upon 90 days prior written notice to the Company. The Executive shall resign from the Board upon any termination of employment.

                  3. Compensation.

                  3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $500,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the Termination Date. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the discretion of the Board and, as so increased, shall constitute "Base Salary" hereunder.

                  3.2 Annual Bonus. In addition to his Base Salary, Executive shall, commencing with the 1998 fiscal year and continuing each fiscal year thereafter, be paid an annual cash bonus (the "Bonus") during the term of his employment hereunder. Executive's target bonus shall be 140% of Base Salary. For 1998, 70% of such bonus will depend on the achievement of the Company EBITDA target of $156 million (excluding (i) synergies, if any, from the combined operations and (ii) extraordinary charges related to the acquisition of the Company and the integration, if any, of the Company and Act III) and 30% will depend on achievement of Board established integration/synergy goals. After 1998, the Board, after consultation with management, will establish EBITDA targets based on the performance of the Company, taking into account the combined operations, if any, and synergies, if any. With respect to the EBITDA component, upon attainment of 90% of the EBITDA target the





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Executive will earn 50% of the EBITDA component, which will increase from 50% to
100% in a linear progression for achievement between 90% and 100% of the EBITDA target. Similarly, the EBITDA portion of the bonus will increase (up to a cap of 150% on the EBITDA portion of the bonus) in a linear progression from 100% to 150% for achievement of EBITDA over 100% of the EBITDA target. EBITDA achievement will be measured using the budgeted capital expenditures previously disclosed in the Goldman Sachs presentation to the Board dated December 29, 1997.

                  4. Employee Benefits.

                  4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives.

                  4.2 Vacation. While employed hereunder, Executive shall be entitled to no less than 20 business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.

                  5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.






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                  6. Termination of Employment.

                  6.1 Termination Without Cause. The Company may terminate Executive's employment at any time for any reason and nothing herein shall be construed as a representation or covenant to continue Executive's employment. If Executive's employment is terminated by the Company other than for Permanent Disability, death or Cause (as such terms are defined in Sections 6.2 and 6.4 hereof) or the Executive resigns for Good Reason (as defined below) during the term hereunder, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, bonus awarded, accrued vacation and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated or resigns under this Section 6.1, Executive shall also be entitled to receive (i) an amount (the "Termination Amount") in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which Termination Amount shall be equal to the greater of (x) two times Executive's annual Base Salary and (y) Base Salary payable over the then remaining balance of the employment term, in either case, payable in installments as normal payroll over the 24 months following such termination of employment (or, if longer, the remaining balance of the employment term); and (ii) continued coverage for the same period that the Termination Amount is payable under any employee medical, disability and life insurance plans in accordance with the respective terms thereof (other than the requirement of continued employment); provided, however, that payments and benefits due hereunder shall be reduced by any amounts owed by the Executive to the Company. Good Reason shall be





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defined as: (i) a reduction in Executive's Base Salary or an amendment to the annual cash bonus plan which would materially impair the ability of the Executive to receive a bonus (other than the establishment of the EBITDA or other performance targets to be set in good faith by the Board), (ii) a substantial reduction in Executive's duties and responsibilities, (iii) a transfer of the Executive's primary workplace by more than fifty (50) miles from the current workplace or (iv) Executive is not Chief Executive Officer of the combined operations following an integration, if any, of the Company and Act III.

                  6.2 Permanent Disability. If the Executive is unable to engage in the activities required by the Executive's job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

                   (i) the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

                  (ii) accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which he is entitled pursuant to the terms of such plans or programs.

                  6.3 Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:






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                   (i) the actual bonus, if any, he would have received in
         respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

                  (ii) accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 4.1, 4.2 and 5 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

                  6.4 Termination for Cause; Resignation by Executive. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause or by Executive for any reason (other than by Executive for Good Reason or as a result of the Executive's Permanent Disability or death) during the term hereunder, Executive shall not be entitled to the payment of any compensation otherwise included under this Agreement. After the termination of Executive's employment under this Section 6.4., the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

                  (b) As used herein, the term "Cause" shall be limited to (i) the willful refusal to perform in any material respect his duties or responsibilities for the Company, or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board; (ii) the engaging by the Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than nonmaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv)




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a material breach of this Agreement by engaging in action in violation of the restrictive covenants in this Agreement. No act or failure to act by the Executive shall be deemed "willful" if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

                  7. Equity Arrangements. (a) Promptly upon commencement of his employment hereunder, the Executive shall make a minimum investment of 60% of the aggregate value of his equity ownership immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger dated as of January 19, 1998 among the Company, Screen Acquisition Corp. and Monarch Acquisition Corp.) (which shall be calculated without regard to any interest held by his former spouse, which interest shall be cashed out in full at the time of closing) on a rollover or other basis in the equity ("Purchased Equity") of the Company. As a result, Executive will cash out approximately $6.3 million in value (to be comprised of directly owned shares) and roll over the balance of his directly owned shares with a value of approximately $2.28 million and the unrealized gain on his options with a value of approximately $7.18 million, for an aggregate rollover value of approximately $9.46 million. The Company and the Executive shall endeavor to structure such investment in the most tax efficient manner possible under the relevant circumstances. In respect of such investment, the Company will grant the Executive options to purchase shares of the Company's Common Stock ("New Options") equal to 1.1 times the dollar value of his Purchased Equity. In addition, the Company will grant the Executive Performance Options (as defined in the Non-Qualified Stock Option Agreement between the Executive and the Company) for 250,000 shares of the Company's Common Stock, on a pre-split basis. All New Option terms will be





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consistent with the 1998 Stock Purchase and Option Plan for Key Employees of
Regal Cinemas, Inc. It is the intention of the parties that, in the event that a combination of the Company and Act III is consummated, the value of each of the companies shall be the purchase price therefor, absent any subsequent adverse change.

                  (b) Other provisions for Purchased Equity and Options shall be governed by a management shareholder agreement which will provide for repurchase rights, piggyback registration rights, tag-along rights and drag-along rights as heretofore agreed by the parties.

                  8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                  c/o Kohlberg Kravis
                    Roberts & Co.
                  9 West 57th Street
                  New York, New York  10019
                  Attn: Clifton Robbins

                  with copies to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attn:  Alvin H. Brown, Esq.

                           and

                  Hicks, Muse, Tate & Furst Incorporated
                  200 Crescent Court
                  Suite 1600
                  Dallas, Texas  75201
                  Attn:  Lawrence D. Stuart, Jr.

                           and






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                  Weil Gotshal & Manges LLP
                  100 Crescent Court
                  Suite 1300
                  Dallas, Texas  75201
                  Attn:  Jeremy W. Dickens, Esq.

                  To Executive:

                  Mr. Michael L. Campbell
                  7610 Saddlebrook Drive
                  Knoxville, Tennessee  37938

                  with a copy to:

                  Bass, Berry & Sims PLC
                  2700 First American Center
                  Nashville, Tennessee  37238
                  Attn:  Mitch Walker

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

                  9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

                  10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company,





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but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

                  11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

                  12. Nondisclosure of Confidential Information; Non-competition. (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) as required by law. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, its theater affiliates, Kohlberg Kravis Roberts & Co. ("KKR"), Hicks, Muse, Tate & Furst Incorporated ("HM") or any affiliate of KKR or HM principally engaged in the theater business in existence as of the date of Executive's termination of employment (the "Restricted Group") or suppliers (including, without





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limitation, any motion picture distributor or exhibitor) or vendors, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

                  (b) During the period of his employment hereunder and for one year thereafter Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business in Competition (as defined in Section 12(c)) with the business of the Restricted Group (excluding KKR and HM in any non-theater business) and
(B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Restricted Group, any person who is, or was at any time during the 6 months immediately preceding the time of the solicitation or hiring by the Executive employed by the Restricted Group (other than Executive's secretary or other administrative employee who worked directly for him).

                  (c) For purposes of this Section 12, a business shall be deemed to be in "Competition" with the Restricted Group if it is principally engaged in the theater business within the same geographic area in which the Restricted Group conducts such business. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

                  (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall





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have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 12, finds the Executive not to be in violation of the provisions of this Section 12, then the Company shall pay to Executive, in a lump sum, within ten days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

                  13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement,





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to Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                  14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Specifically, but not exclusively, notwithstanding the expiration of the term of this Agreement, the provisions of Section 12 hereunder shall remain in effect as long as is necessary to give effect thereto. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

                  15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the state of New York, without reference to rules relating to conflicts of law.

                  16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive.

                  17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.




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                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


                                           REGAL CINEMAS, INC.



                                           By
                                               ---------------------------------
                                           Name:
                                           Title:





                                           -------------------------------------
                                                    Michael Campbell


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